Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Acucela, Inc. 2002 Stock Option and Restricted Stock Plan, 2012 Equity Incentive Plan, and 2014 Equity Incentive Plan of our report dated May 23, 2013 (except Note 16, as to which the date is November 7, 2013), with respect to the Acucela Inc. audited financial statements for the years ended December 31, 2012 and 2011 included in the Registration Statement on Form S-1, as amended (File No. 333-192900), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

February 5, 2014